Exhibit 99.2

SOHU.COM

THIRD QUARTER 2004 EARNINGS REPORT

CONFERENCE CALL

Conference Call Script

Thank you for joining Sohu.com to discuss the financial results for the Third Quarter 2004. Online today are Charles Zhang, Chairman of the Board and CEO, Victor Koo, President and Chief Operating Officer and Carol Yu, Chief Financial Officer. Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Safe Harbor Statement: Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman of the board and CEO,

Charles Zhang, Chairman and CEO

Thank you all for being on our earnings call today.

The third quarter was our most challenging quarter to date. We had to face an unexpected set-back in our wireless business that caused us to revise our original guidance half way through the quarter. However, we are pleased to note the continuing strength in our four other business lines. We believe this quarter again has showed that our balanced diversified business model eases the temporary challenges we face in our wireless business. Therefore we believe the fundamental assets of the company and growth opportunities continue to be strong as before and we aim to continue our long-standing pattern of growth into 2005.

On our last quarterly earnings call I listed four points that underpin the fundamental strengths of SOHU. Let me briefly go over them again.

1. Advertising continues to be a solid cornerstone of our business model.

The third quarter results underscore, once again, our core competitive advantage in online advertising. Our advertising revenues grew 77% year-on-year and now represent 60% of our total revenues. We expect both our Brand Advertising and Sponsored Search to do well in the fourth quarter, even though that is traditionally a weaker quarter than the third quarter in China.

I am pleased to report that for each of the first nine months of 2004, SOHU properties ranked Number One in the traffic rankings compiled by iResearch based on Alexa website rankings.

In addition, SOHU successfully won or renewed exclusive sport content partnerships with high profile partners such as NBA.com, Formula One, Asian Cup and China Tennis Open. Our partners consider us one of China’s strongest online media and sports platform. This is an important fact for our Company, our users, our advertising clients and our shareholders.

2. The second point of our fundamental strength: SOHU’s Search Vision

We would like investors to judge companies for their vision to build to last. That is why I am focusing most of my time on technology and product. SOHU became a strong brand through innovative marketing, but we have moved into the next phase. We now ‘build to last’ though innovative products based on strong technology.

Our Search vision is a case in point. We launched the SoGou proprietary web page search engine in early August, which complements our existing website, directory and news search technology. Our proprietary search also includes Shopping Search, a very promising new area of Online Search.

We did not wait for the market for paid search to develop first. We were ahead of the market and that is beginning to pay off. We are already building meaningful revenues from the far-sighted investment that we made long before.

We have more initiatives planned around our Search Product in coming months, and we will keep you informed on new developments. We believe Search is one of Sohu’s strongest assets and a driver for future growth.

3. The third point of our strong fundamentals is that we Invest in New Growth Opportunities

I believe the games industry is one of the most promising new developments related to the Internet in China, that is why SOHU invests in this market. As you may be aware, the games industry can be very profitable the more you take game development capacity in-house and that is exactly what SOHU is doing. We are investing in long-term growth of the Company.

Our second multi-player online role playing game Blade Online, which was co-developed with a Chinese game studio, has started commercial operation on October 17 after three months of public testing. The commercial operation is off to a promising start, with higher retention rates than we expected after we switched from a free game to a charged game.

4. And the fourth and final reason for SOHU’s strength is how we deal with Challenge and Opportunity

Beginning September 1, SOHU’s MMS wireless business was suspended for one year. We faced an unexpected temporary setback that stopped our promising growth in MMS in its tracks.

While SOHU is not the only service provider sanctioned by China Mobile, the country’s largest mobile phone operator, some investors have asked us whether our relationship with China Mobile is not as good as it can be.

Let me stress that SOHU is not an exception. Disciplinary measures affect a number of Service Providers. We are actively working with China Mobile to play by the rules and have done so in the past, even so that could not prevent us from getting sanctions. Our relationship with China Mobile goes back to the earliest days, the start of wireless value added services in the year 2000. We look at our relationship with China Mobile as our key relationship of the Company’s business. And while we have always paid special attention to this relationship, we have intensified the maintenance of this key relationship in the past quarter including meetings at the highest level.

I would like to emphasize that in the long-term we continue to be strong believers in the growth potential of wireless value-added services in China and we will do our utmost to re-ignite growth in SOHU’s wireless business in 2005.

In conclusion, I believe SOHU is on the right track to ‘build to last’ and emerge in strong shape from this challenging period. We continue to believe that SOHU presents to investors the best opportunity to gain shareholder value from the China Internet market opportunity.

As you may have read in our press release today, the SOHU Board of Directors has extended and expanded the stock repurchase program that was approved earlier this year. You may recall that SOHU bought 1 million shares in May this year, and I also personally bought back shares at that time.

We are, as always, very confident in the future of SOHU, and believe this repurchase program articulates our confidence while at the same time allows us to maintain significant cash for strategic purposes.

Thank you for your attention. Now Victor will take you through SOHU’s business operations.

Victor?

Victor Koo, COO and President

Thank you Charles. Thank you all for being with us today. Our top-line results of 25.9 mln fell short of our guidance for reasons that Charles highlighted earlier, but our bottom line results came in within our guidance. Advertising sales performed well, while we experience short –term transition in the wireless business line within our non-advertising sales.

Now I will discuss how each of our main business lines performed in the Third Quarter.

Turning first to Online Advertising, which is the corporate business side of our business model

•	Advertising revenue grew 77% year-on-year and 16% quarter over quarter. Our goal of reaching $50 million dollar of advertising revenues in 2004, an increase of 70% year-on-year is well within reach.

•	This quarter our advertising revenues contributed 60% of our total revenues. As we have explained before, this is the ‘crown jewel’ in our business model, very visible, sustainable revenue in a business with high barriers to entry.

•	Advertising continues to be a highly scalable business. Gross margins of 75% were unchanged from the same period last year even though the company is investing back in our product and expanding rapidly.

Talking more specifically about Brand Advertising for large corporates, which make up the bulk of our Advertising revenues, I would like to make these points:

•	The third quarter advertising revenues were our strongest year-to-date due to the event rich nature of the quarter that included the 2004 Athens Olympics.

•	Our inventory reliance on our home page has again in the third quarter decreased, an important trend for sustainable growth in our advertising business. We continue to see growth in other channel placement, such as news, real estate and games. Our dedicated channels for key sports events this year are also attractive marketing platforms for our corporate clients.

Now let me briefly discuss our Sponsored Search, the second component of our Advertising Revenues.

•	We expect our longstanding investment in sponsored search to further bear fruit in coming quarters with the recent launch of our all-inclusive proprietary search engine SoGou. As Charles already explained, Sohu is a leading early mover with a strong proprietary product. As of the end of Q3 we had 77,000 retail clients, up from 71,000 retail clients in the previous quarter, which we believe is the largest client base for sponsored search in China.

•	Early August, we launch our proprietary Search Engine in a major marketing campaign. We re-branded our Search SoGou, Search Dog, a name that users associate immediately with SoHu, which means Search Fox. Our proprietary Search Offerings now include: Webpage Search, Directory, News, Shopping, Pictures, MP3, Software Search and Yellow Pages, or Business Search.

Let me now turn to the consumer side of the business.

We divide our consumer lines in three components, wireless, online games and e-commerce. Our wireless business is experiencing a short-term challenge, while our online games strategy is executing successfully and we had a solid quarter of e-commerce revenues. Let me explain each in more detail:

•	Wireless

This year SOHU wireless business line has been going though a temporary transition away from SMS to 2.5 generation wireless services. In the past quarter, however suspension of our MMS services for one year posed an additional challenge. As Charles has already indicated, we believe in the long-term growth story for wireless value-added services and we will do our utmost to re-ignite growth in SOHU’s wireless business in 2005.

•	Online Game

We have made important progress in online games during the third quarter of 2004 with the open-beta launch of Blade Online, a multi-player adaptation of the popular Chinese PC based game, which was produced in China.

We believe it is an exciting new product with sophisticated martial arts fighting techniques, the first of its kind in the Chinese online games market. Our target was to reach 50,000 users by September. We achieved 45,000 users, which we believed to be a solid enough user base to start charging. As planned, we launched the game commercially on October 17. We are encouraged by the retention rate of our users even though we are only 12 days into the commercial operation.

•	E-commerce

In the third quarter our e-commerce sales reached $1.5 mln, the highest quarterly sales in our 3-year old e-commerce operations. We now have over 100 suppliers, among them Proctor and Gamble, Zippo, Swatch, Disney, POLO, Adidas and Gillette. This is an encouraging sign and we strongly believe in the long-term opportunity for e-commerce in China.

Finally, let me briefly list the progress we made on the product and marketing side during the third quarter.

The third quarter was a very successful quarter in sports marketing for SOHU. We were the exclusive content partner for the Asian Cup 2004 and the first-ever China Open in Beijing. We have also formed an exclusive partnership with the Formula One Management, which held its first ever race at the Shanghai International Circuit. And we renewed our partnership with NBA.com and expanded our cooperation into the wireless area. Last month we participated as NBA.com’s partner in the NBA China games in Beijing and Shanghai, which brought this hugely popular game ‘live’ to China for the first time. We were also able to offer SOHU users and basketball fans Yao Ming’s week-long diary update during these games. You may recall that SOHU is also the exclusive online partner for Yao Ming in China.

SOHU’s Olympics Channel covered the events in Athens extensively, offering 70 features including special contributions from 22 top athletes representing China including Yao Ming. Our Olympics channel attracted massive traffic and strong advertising sponsorships from LeNovo, TCL, and Adidas.

In addition, I am pleased to note that Sohu was the only Online Media Organization that was invited to participate in the Beijing Olympics Organizing Committee official delegation to Athens. This visit gave us an insider look and special access to various Athens Olympics venues, which will be very useful for us in the run-up to the Beijing 2008 Olympics.

In conclusion

Our balanced and diversified revenue streams, and strong brand presence in the China market prove once more to be a solid basis underpinning our company’s business model as we go through a short-term transition in one of our business lines.

Now it is Carol Yu’s turn, our Chief Financial Officer, to discuss some of the financial aspects of the third quarter.

Carol Yu, Chief Financial Officer

Thank you Victor, and it is my pleasure to update you on our progress in the third quarter.

I. Revenues

Our revenues of US$25.9 million in the third quarter represented 17% growth year-on-year and a 5% decline over the previous quarter. This was our toughest quarter to date. We adjusted our guidance half-way through the third quarter and even so our revenues came in below our adjusted guidance. The shortfall was mainly due to our wireless business line. Let me therefore discuss that in more detail.

SMS

As in previous quarters, the key reason continues to be the churn rate for some of our older products as users transition to the new generation products and the mobile operators enforce stricter billing policies.

Our services transferred in three provinces to China Mobile’s new service management platform MISC in the third quarter, including Beijing Mobile. So far we have switched billing platforms in five provinces. The switch to MISC further exacerbated the decline in SOHU’s SMS revenues.The combined effect of these factors has caused our SMS revenue to drop by 47% in Q3 from $9.4 mln to $5 mln. Such revenue accounted for 61 % of our total wireless revenues.

2.5G

The suspension of our MMS services effective September 1 deprived us of one month of MMS revenues for Q3. Let me stress that the full effect of the suspension will only be felt in the fourth Quarter, when each of the three months of wireless revenues will be exclusive of an MMS contribution.

On the positive side, we included three months of revenues from Goodfeel, the WAP company we acquired in May that had contributed only one month of revenue in the second quarter. In the third quarter, our revenues from MMS, WAP and IVR represented 39% of our wireless revenues.

It is important to note that our reliance on wireless revenue, which has been our most volatile business line this year, in our overall revenue is decreasing. In the just finished third quarter wireless revenues contributed 31% to our overall revenues, compared with 53% in the same quarter last year. We expect wireless to contribute less than 25% in the fourth quarter.

Nevertheless, we believe we are getting close to the bottoming-out of the SMS services decline in the fourth quarter. Barring any unforeseeable circumstances, we believe we can turn the corner in the first quarter of 2005 and resume wireless revenue growth from there.

II. Let me now turn back to the Q3 results and discuss gross margins

Overall Gross Margins of 68% were two basis points higher than the previous quarter and one basis point down from the 69% gross margin recorded in Q3 2003.

A. Our Advertising Gross Margin at 77% was slightly up from the previous quarter.

B. Our non-Advertising Gross Margins was 54%, down from 58% in Q2. This is principally caused by a decline in relatively high-margin wireless product sales.

C. Operating profit margins in the third quarter were 31%, down from 35% in Q2. We are still in the build-up phase of a very promising but competitive market. We believe we are making the appropriate levels of investment to strengthen our brand and market presence and contribute to value for our shareholders in the long-term.

III. Operating expenses

Total spending, which consists of operating expenses plus the cost of revenue for advertising amounted to $13.2 mln, an increase of $1.4 mln from the previous quarter. That is mainly attributable to increased promotional spending related to the launch of SoGou in August, as well as promotional spending for our online game Blade Online. In addition, our G&A increased largely due to professional fees related to our SO 404 project. Furthermore, we included three months of Goodfeel’s operating expenses in the third quarter as compared to one month in Q2.

IV. Net income

A. I am please to note that despite a challenging quarter for our topline results, our bottom-line results of 21 cents per fully diluted share came in at the mid-range of our guidance of between 20 to 22 cents per fully diluted share.

V. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

Our DSO at the end of Q3 was 74 days as compared to 63 days at the end of Q2. Our September 30, 2004 accounts receivable balance was $21.2 million including $14 million related to our advertising business and $6 million for wireless. While we don’t consider this level of receivables a reason for concern, we will strengthen our efforts to collect receivables from our advertising clients so that we can maintain our current low bad debt provision. As in the past, we had regular collections from our mobile operators. I would like you to note that we have never had a bad debt from a mobile operator.

VI. Business Outlook

You will find detailed guidance for the fourth quarter in our earnings release. Let me emphasize that I am very confident in the future of SOHU. Let me repeat here our key point: SOHU’s fundamentals are stronger than ever; we are building now to get up to higher ground in 2005. Our management team is strong and committed to this goal. Thank you for your attention and now I would like to open the floor for questions.

Operator?